                                                                       EXHIBIT 2

                          NORTH AMERICAN PALLADIUM LTD.

                            MANAGEMENT PROXY CIRCULAR


THIS MANAGEMENT PROXY CIRCULAR (THE "CIRCULAR") IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF NORTH AMERICAN PALLADIUM LTD. ("NAP" OR THE "CORPORATION") TO BE USED AT THE ANNUAL AND SPECIAL MEETING (THE "MEETING") OF THE CORPORATION TO BE HELD AT THE TIME, PLACE AND FOR THE PURPOSES INDICATED IN THE ENCLOSED NOTICE OF ANNUAL AND SPECIAL MEETING (THE "NOTICE") AND ANY ADJOURNMENT THEREOF. THIS SOLICITATION OF PROXIES WILL BE DONE PRIMARILY BY MAIL BUT PROXIES MAY ALSO BE SOLICITED PERSONALLY, BY FACSIMILE OR BY TELEPHONE BY OFFICERS, DIRECTORS OR REGULAR EMPLOYEES OF THE CORPORATION FOR WHICH NO ADDITIONAL COMPENSATION WILL BE PAID. IN ADDITION, THE CORPORATION HAS RETAINED THE SERVICES KINGSDALE SHAREHOLDER SERVICES INC. TO SOLICIT PROXIES FOR THE CORPORATION FOR A FEE OF $40,000 PLUS ACTIVITY FEES IN RESPECT OF ITS SERVICES AND OUT OF POCKET EXPENSES. THE COST OF THE SOLICITATION WILL BE BORNE BY THE CORPORATION.

Shareholders unable to attend the Meeting in person are requested to complete the enclosed proxy form and to forward it to Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1. If the Shareholder is a corporation, an officer's signature on the said proxy form must be duly authorized in writing.

REVOCATION OF PROXY

A Shareholder executing the enclosed form of proxy has the right to revoke the proxy by instrument in writing, including another completed form of proxy, executed by the Shareholder or his or her agent duly authorized in writing or, if the Shareholder is a corporation, by an officer thereof duly authorized in writing, and deposited at the executive office of the Corporation in Toronto or with Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 no later than June 19, 2006 or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof or in any other manner permitted by law.

APPOINTMENT OF PROXY

THE PERSONS NAMED IN THE ENCLOSED PROXY FORM ARE DIRECTORS AND/OR OFFICERS OF THE CORPORATION AND ARE THE PROXYHOLDERS NOMINATED BY THE BOARD OF DIRECTORS OF THE CORPORATION (THE "BOARD"). A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON TO ATTEND AND ACT ON ITS BEHALF AT THE MEETING OTHER THAN THE PERSONS NAMED IN THE ENCLOSED PROXY. TO EXERCISE THIS RIGHT, A SHAREHOLDER MUST STRIKE OUT THE NAMES OF THE NOMINEES OF MANAGEMENT NAMED IN THE INSTRUMENT OF PROXY THE SHAREHOLDER IS SIGNING AND INSERT THE NAME OF ITS NOMINEE IN THE BLANK SPACE PROVIDED ON THE PROXY. A PERSON APPOINTED AS PROXYHOLDER NEED NOT BE A SHAREHOLDER OF THE CORPORATION.

USE OF DISCRETIONARY POWER CONFERRED BY PROXY

The common shares (the "Common Shares") of the Corporation represented by the enclosed proxy will be voted or withheld from voting on any motion, by ballot or otherwise, in accordance with any indicated instructions. IN THE ABSENCE OF SUCH DIRECTION, SUCH COMMON SHARES WILL BE VOTED FOR THE RESOLUTIONS REFERRED TO IN THE FORM OF PROXY.

IF ANY AMENDMENT OR VARIATION TO THE MATTERS IDENTIFIED IN THE NOTICE IS PROPOSED AT THE MEETING OR ANY ADJOURNMENT THEREOF, OR IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, THE ENCLOSED PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE ON SUCH AMENDMENTS OR VARIATIONS OR SUCH OTHER MATTERS ACCORDING TO THE BEST JUDGMENT OF THE APPOINTED PROXYHOLDER. At the time of printing this Circular, Management of the

Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice.

VOTING OF SHARES

A holder of Common Shares may own such shares in one or both of the following ways. If a shareholder is in possession of a physical share certificate, such Shareholder is a "registered" shareholder and his or her name and address are maintained by the Corporation through its transfer agent, Computershare Investor Services Inc. If a Shareholder owns shares through a bank, broker or other nominee, such Shareholder is a "beneficial" shareholder and he or she will not have a physical share certificate. Such Shareholder will have an account statement from his or her bank or broker as evidence of his or her share ownership.

A registered Shareholder may vote a proxy in his or her own name in accordance with the instructions appearing on the enclosed form of proxy and/or a registered Shareholder may attend the Meeting and vote in person. Because a registered Shareholder is known to the Corporation and its transfer agent, his or her account can be confirmed and his or her vote recorded or changed if such registered Shareholder has previously voted. This procedure prevents a Shareholder from voting his or her shares more than once. Only the registered Shareholder's latest dated proxy will be valid.

Most Shareholders are "beneficial owners", who are not registered shareholders. Their Common Shares are registered in the name of an intermediary, such as a securities broker, financial institution, trustee, custodian or other nominee who holds the shares on their behalf, or in the name of a clearing agency in which the intermediary is a participant (such as The Canadian Depository for Securities Limited). Intermediaries have obligations to forward meeting materials to non-registered holders, unless otherwise instructed by the holder (and are required to do so in some cases despite such instructions).

Only registered shareholders or their duly appointed proxyholders are permitted to vote at the Meeting. Non-registered holders should follow the directions of intermediaries with respect to the procedures to be followed for voting. Generally, intermediaries will provide non-registered holders with either: (a) a voting instruction form for completion and execution by the non-registered holder, or (b) a proxy form, executed by the intermediary and restricted to the number of shares owned by the non-registered holder, but otherwise uncompleted. These are procedures to permit the non-registered holders to direct the voting of the Common Shares which they beneficially own.

If non-registered holders wish to attend and vote in person at the Meeting, they must insert their own name in the space provided for the appointment of a proxyholder on the voting instruction form or proxy form provided by the intermediary and carefully follow the intermediary's instructions for return of the executed form or other method of response.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

At the date hereof, to the knowledge of the Management of the Corporation, no person has any interest by way of beneficial ownership of securities or otherwise, in any matter to be acted upon, with the exception of the proposed amendment to the 1995 RRSP Share Issuance Plan, Item No. 6 of the Notice.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The holders of Common Shares whose names appear on the list of shareholders prepared as of the close of business, Toronto time, on May 17, 2006 (the "Record Date") will be entitled to vote at the Meeting and any adjournment thereof if present or represented by proxy thereat. The transferee of Common Shares acquired after the Record Date is entitled to vote those shares at the Meeting and at any adjournment thereof if he or she produces properly endorsed share certificates for such Common Shares or if he or she otherwise establishes ownership of the Common Shares and demands, not later than ten days before the Meeting, that his or her name be included on the list of Shareholders entitled to receive the Notice. The list of Shareholders will be available for inspection during usual business hours at the offices of the Corporation in Toronto, Ontario.

At the close of business on May 9, 2006, there were 52,340,873 Common Shares outstanding. Each Common Share entitles its duly registered holder to one vote.

As at May 9, 2006, Kaiser-Francis Oil Company ("KFOC") holds 26,080,319 Common Shares or approximately 50 percent of the Common Shares outstanding. To the knowledge of the directors and officers of the Corporation, no other person beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10 percent of the voting rights attached to the voting securities of the Corporation.

KFOC is a wholly-owned subsidiary of GBK Corporation, which in turn is controlled by George B. Kaiser of Tulsa, Oklahoma and members of his family. Mr. Steven R. Berlin, a director of the Corporation, is nominee of KFOC and its representative on the Board.

DOLLAR FIGURES

Unless expressly stated to the contrary, all "$" figures in this Circular refer to Canadian dollars.

BUSINESS OF THE MEETING

PRESENTATION OF FINANCIAL STATEMENTS (Item No. 1 of the Notice)

The audited consolidated financial statements of the Corporation for the financial year ended December 31, 2005 and the auditors' report thereon will be placed before the Meeting.

ELECTION OF DIRECTORS (Item No. 2 of the Notice)

The business of the Corporation is managed by a Board composed of a minimum of one (1) and a maximum of ten (10) directors, the number of which may be fixed from time to time by the directors. At the Meeting, Shareholders will be asked to elect five (5) directors for the ensuing year. The term of office of each director elected at the Meeting will end at the date of the next annual meeting following his election or at the date of the election or appointment of his successor unless he resigns or his office becomes vacant through death or any other reason in accordance with the by-laws of the Corporation. Management has been informed that each of such nominees would be willing to serve as a director, if elected. However, in the event any such nominee is unable or unwilling to serve as a director because of death or any other unexpected occurrence, proxies will be voted in favour of the remaining nominees and for such other substitute nominee as the Board may designate.

THE BOARD AND MANAGEMENT RECOMMEND A VOTE FOR THE ELECTION OF THE INDIVIDUALS NOMINATED BY THE BOARD AND MANAGEMENT AS DIRECTORS OF THE CORPORATION. IT IS INTENDED THAT THE COMMON SHARES REPRESENTED BY PROXIES SOLICITED HEREBY, UNLESS OTHERWISE INDICATED WILL BE VOTED FOR THE ELECTION OF THE INDIVIDUALS NOMINATED BY THE BOARD AND MANAGEMENT AS DIRECTORS OF THE CORPORATION.

The following table sets forth the name and municipality of residence of each nominee, his position held with the Corporation, his principal occupation, the date upon which he became a director of the Corporation and the number of Common Shares beneficially owned, directly or indirectly, or over which control or discretion is exercised by him as of May 10, 2006:

--------------------------------------------------------------------------------------------------------------------
NAME, MUNICIPALITY OF                                                                     NUMBER OF SHARES
RESIDENCE AND POSITION                                                                    BENEFICIALLY OWNED
HELD WITH THE                                                                             DIRECTLY OR INDIRECTLY OR
CORPORATION                         PRINCIPAL OCCUPATION       DIRECTOR SINCE             CONTROLLED
--------------------------------------------------------------------------------------------------------------------
Michael P. Amsden(1),(4)            Retired senior mining      April 19, 1995                 5,000
Director                            executive, P.Eng.
Oakville, Ontario
--------------------------------------------------------------------------------------------------------------------
Steven R. Berlin(1),(2),(3),(5)     Part-time consultant       February 20, 2001              5,000
Director
Tulsa, Oklahoma
---------------------------------------------------------------------------------------------------------------------
C. David A. Comba(2),(4)            Graduate geologist and     March 27, 2006                     -
Director                            retired executive
--------------------------------------------------------------------------------------------------------------------
Andre J. Douchane(4)                Consultant                 April 2, 2003                  5,000
Chairman
Toronto, Ontario
--------------------------------------------------------------------------------------------------------------------
Gregory J. Van Staveren(1),(3)      Strategic Financial        February 28, 2003              9,000
Director                            Consultant
Toronto, Ontario
--------------------------------------------------------------------------------------------------------------------
_____________________________________
(1) Member of Audit Committee.
(2) Member of Compensation Committee.
(3) Member of Governance and Nominating Committee.
(4) Member of Technical Committee.
(5) Mr. Berlin is a nominee supported by KFOC which intends to vote the Common Shares which it owns in favour of his re-election as a director.

The information with respect to Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of NAP, has been furnished by the respective directors individually.

Each of the director's principal occupation, business or employment for the past five years was provided in earlier proxy circulars other than each of the following individuals.

Mr. Berlin, prior to January 2006, was Vice President of KFOC, the Corporation's principal shareholder. Prior to January 30, 2004, he was also Chief Financial Officer and Treasurer of PetroCorp Incorporated, an oil and natural gas company.

Mr. Comba, prior to May 2005, was an industry association executive.

Mr. Douchane, prior to January 2006 was President and Chief Executive Officer of the Corporation and prior to April 2003 he was President of Management Inc., a management consulting firm. Prior to April 2002, he was President and Chief Operating Officer of Chief Consolidated Mining Co. and prior to June 2001 he was Vice-President Operations of Franco-Nevada Mining Corp., a mining and metals royalty company.

Other than as disclosed below, no person nominated for election as a director:

a) is, as at the date of this Circular, or has been within 10 years before the date of this Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity,

     (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

     (ii) was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

     (iii)or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

b) has, within 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets.

Mr. Berlin was a director of Ozark Airlines, Inc. ("Ozark Airlines"), doing business as Great Plains Airlines, Inc., which filed a voluntary Bankruptcy Petition under Chapter 11 of the United States Bankruptcy Code in an Oklahoma court on January 23, 2003. Mr. Berlin resigned from the board of Ozark Airlines, Inc. on December 14, 2004. Ozark Airlines filed a motion to convert the bankruptcy order to Chapter 7, which was granted by the Court on March 11, 2005.

APPOINTMENT AND REMUNERATION OF AUDITORS (Item No. 3 of the Notice)

KPMG LLP, Chartered Accountants are the auditors of the Corporation. The fees billed by KPMG LLP for the 2005 audit are approximately $329,640, and $30,820 for assurances and related services related to the performance of the audit or review of the Corporation's financial statements, and $12,075 for professional services for tax compliance, tax advice, tax planning, and other services provided to the Corporation in 2005. KPMG LLP has been the auditors of the Corporation since June 2004.

IT IS INTENDED THAT THE COMMON SHARES REPRESENTED BY PROXIES SOLICITED HEREBY, UNLESS OTHERWISE INDICATED, WILL BE VOTED FOR THE APPOINTMENT OF KPMG LLP, CHARTERED ACCOUNTANTS AS AUDITORS OF THE CORPORATION UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND TO AUTHORIZE THE BOARD TO FIX THEIR REMUNERATION.

AUTHORIZATION TO ISSUE COMMON SHARES IN CONNECTION WITH FINANCING OF UP TO US$58.5 MILLION CONVERTIBLE NOTES (Items No. 4 and 5 of the Notice)

         On March 28, 2006, the Corporation announced the execution of formal agreements with Kaiser-Francis Oil Company ("KFOC") and IP Synergy Finance Inc. ("IPSF" and, collectively with KFOC, the "Holders") relating to the private placement (the "Offering") of up to US$58.5 million principal amount of convertible notes (the "Notes") together with common share purchase warrants (the "Warrants") to purchase, for four years from the date of their issuance, 50% of the number of Common Shares underlying the Notes. The Offering is governed by a securities purchase agreement dated March 24, 2006 (the "Securities Purchase Agreement") among the Corporation and the Holders. KFOC currently owns or controls approximately 50% of the Corporation's outstanding Common Shares.

         On March 29, 2006, the Corporation issued US$17,500,000 principal amount of Notes due August 1, 2008 (the "Series I Notes") to each of KFOC and IPSF.

         The principal amount of the Series I Notes may be converted by the Holders at any time and, in certain circumstances, by the Corporation into an aggregate of up to 2,873,563 Common Shares (as such number of Common Shares may be adjusted pursuant to the terms of the Notes) representing an effective price of US$12.18 per share (the "Conversion Price"). The Conversion Price is equal to 113% of the Initial Market Price. For the purposes of the Notes, the Initial Market Price is US$10.78 being the volume weighted average trading price per Common Share on the American Stock Exchange (the "AMEX") for the five consecutive trading days immediately preceding March 24, 2006. In addition, pursuant to the terms of the Series I Notes the principal amount is repayable in nine equal bi-monthly installments commencing on April 1, 2007. At the option of the Holders, all or any portion of the principal amount of the Series I Notes that may become due on any day under the terms of the Series I Notes (a "Principal Payment Date") may be satisfied through the issuance of Common Shares at a price per Common Share which reflects a 10% discount from the volume weighted average trading price per Common Share on the AMEX for the five consecutive trading days immediately prior to the applicable Principal Payment Date (as such number of Common Shares may be adjusted pursuant to the terms of the Notes).

         The Series I Notes bear interest at a rate of 6.5% per annum payable bi-monthly, commencing on June 1, 2006. The interest payments may be paid to each Holder, at such Holder's option, in any combination of cash and/or Common Shares. Common Shares issued for interest payments on the Series I Notes will be issued at a 10% discount from the volume weighted average trading price of the Common Shares on the AMEX for the five consecutive trading days immediately prior to the applicable payment date.

         Commencing July 1, 2007, if the weighted average trading price of the Common Shares on the AMEX for each of any 25 consecutive trading days is 150% of the Conversion Price, the Corporation will, subject to certain conditions, have the right to force the Holders to convert all or any of the outstanding principal amount of the Notes at the then Conversion Price.

         The Series I Notes contain customary covenants, including restrictions on the Corporation incurring debt or obligations for or involving the payment of money in excess of certain restricted amounts. The Series I Notes also contain customary anti-dilution protection (including full protection for dividends) as well as adjustments in the event that the Corporation issues Common Shares or securities convertible into Common Shares at a purchase price (the "Effective Price") per Common Share less than the Conversion Price. In such event, the Conversion Price will be reduced to the Effective Price, provided that the adjusted Conversion Price cannot be less than US$9.12 (as adjusted as prescribed in the Series I Notes).

         In connection with the Series I Notes, the Corporation issued Warrants (the "Series I Warrants") to the Holders. The Series I Warrants are exercisable by the Holders to purchase an aggregate of 1,436,782 Common Shares (as such number of Common Shares may be adjusted pursuant to the terms of the Warrants) at any time on or before March 29, 2010 at an exercise price of US$13.48 per Common Share (the "Exercise Price"). The Exercise Price of the Series I Warrants is equal to 125% of the Initial Market Price.

          The Series I Warrants contain anti-dilution protection similar to that of the Notes. In the event that the Corporation issues Common Shares or securities convertible into Common Shares at an Effective Price per Common Share less than the Exercise Price, the Exercise Price will be reduced to the Effective Price provided that the adjusted Exercise Price cannot be less than US$10.73 (as adjusted as prescribed in the Warrants).

         Under the Securities Purchase Agreement, the Corporation, at its option, has the right to sell to KFOC up to US$13.5 million principal amount of the Notes (the "Series II Notes") on or before June 30, 2006, the proceeds of which will be used to repay the loan under the existing KFOC standby loan facility. KFOC has granted to IPSF an option to acquire up to 50% of the Series II Notes. Warrants (the "Series II Warrants") will be issued in connection with the Series II Notes.

         The Securities Purchase Agreement also provides that the Holders will have the option to acquire an additional US$10 million principal amount of Notes (the "Series III Notes") on or before December 31, 2006, with each Holder entitled to acquire one-half. If either Holder does not acquire its entire allotment of the Series III Notes, the other Holder may purchase the balance. Warrants (the "Series III Warrants") will be issued in connection with the Series III Notes.

         The Series II Notes and Series III Notes (collectively the "Additional Notes"), if issued, will be convertible into Common Shares at the Conversion Price, provided that the Conversion Price for the Additional Notes cannot be less than the maximum applicable discount permitted by the Toronto Stock Exchange (the "TSX") from the volume weighted average trading price of the Common Shares on the TSX for the five consecutive trading days immediately prior to the date of issuance of each series (converted into US dollars). The exercise price of the Warrants (the "Additional Warrants") issued in connection with the Additional Notes cannot be less than the volume weighted average trading price of the Common Shares on the TSX for the five consecutive trading days immediately prior to the date of issuance of such Additional Warrants (converted into US dollars).

         The Additional Notes will bear interest at a rate of 6.5% per annum (payable bi-monthly commencing on the first payment date following the date of issuance of such Additional Notes). Each Additional Note will be repaid in nine equal installments commencing on the first payment date that is at least twelve months after the date of issuance of such Additional Note. The interest payments and/or principal repayment amounts may be paid to each Holder, at such Holder's option, in any combination of cash and/or Common Shares. Common Shares issued for interest payments or in repayment of Additional Notes will be issued at a 10% discount from the weighted average trading price of the Common Shares on the AMEX, for the five consecutive trading days immediately prior to the applicable payment date.

         If a Holder elects to receive interest payments or principal repayments on the Series I Notes or Additional Notes in Common Shares and the Corporation is unable to issue such Common Shares, the interest payment or principal repayment is required to be made in cash. If a Holder is restricted in its ability to receive Common Shares upon conversion of the Series I Notes or Additional Notes, the Holder may require the Corporation to pay cash to such Holder in an amount equal to the number of Common Shares which such Holder was not permitted to receive (the "Excess Shares") multiplied by the average of the volume weighted average trading price of the Common Shares on the AMEX for each of the five trading days immediately prior to the date of the payment, upon which the Corporation will have no further obligation to issue such Excess Shares. If a Holder is restricted in its ability to receive Common Shares upon exercise of a Warrant, the Corporation will be required to pay cash to such Holder in an amount equal to the binomial option pricing model of the Warrant with respect to the portion of the Warrant which is unexercisable.

         The Securities Purchase Agreement, including as schedules, the form of the Notes and Warrants, was filed or submitted, as the case may be, on March 31, 2006 with the Canadian securities regulators on SEDAR (WWW.SEDAR.COM) as a Material Contract and with the United States Securities and Exchange Commission on EDGAR (WWW.SEC.GOV) on a Report on Form 6-K.

         Under the rules of the AMEX, the Corporation cannot issue more than an aggregate maximum of 10,391,137 Common Shares (19.9% of the Common Shares outstanding as at March 2, 2006) pursuant to any feature of the Series I Notes and the Additional Notes, or upon exercise of the Series I Warrants and the Additional Warrants, without the prior consent by majority vote of the shareholders of the Corporation ("Shareholder Approval"). Under the rules of the TSX the Corporation cannot issue more than an aggregate maximum of 13,054,192 Common Shares (25% of the Common Shares outstanding as at March 2, 2006) without Shareholder Approval. Further, under the rules of the TSX the Corporation cannot issue to KFOC more than an aggregate maximum of 5,221,677 Common Shares (10% of the Common Shares outstanding as at March 2,

2006) pursuant to any feature of the Series I Notes or the Additional Notes, together with the Common Shares underlying the Series I Warrants and the Additional Warrants, without the prior consent by majority vote of the shareholders of the Corporation, excluding the votes attached to the Common Shares beneficially held directly or indirectly by KFOC, and its associates, affiliates and insiders (as applicable) (as such terms are defined in the SECURITIES ACT (Ontario)) ("Disinterested Shareholder Approval").

         Assuming that all of the principal and interest on the Series I Notes was paid in Common Shares based on 90% of the volume weighted average trading price on the AMEX for the five consecutive trading days ended on May 8, 2006 (US$9.79 per Common Share) on the applicable principal or interest payment dates and that there were no adjustments in the Conversion Price of the Notes, approximately 3,964,118 Common Shares would be issued, of which 1,982,059 would be issued to KFOC. Assuming no adjustments in the Exercise Price of the Series I Warrants, an aggregate of 1,436,782 Common Shares would be issuable upon the exercise of the Series I Warrants, of which 718,391 Common Shares would be issued to KFOC. Assuming all of the Additional Notes (Series II on June 30, 2006 and Series III on December 29, 2006) and Additional Warrants were issued, that the conversion price of the Additional Notes and the exercise price of the Additional Warrants were based upon the Initial Market Price and that the principal and interest on the Additional Notes were paid in Common Shares on the same basis as the Series I Notes, an aggregate of 3,626,207 Common Shares would be issued in connection with the features of the Additional Notes and the exercise of the Additional Warrants. Assuming that KFOC acquired one-half of the Additional Notes and the Additional Warrants, 1,813,103 of such Common Shares would be issued to KFOC. The total number of Common Shares issuable pursuant to the features of the Notes and upon exercise of the Warrants based upon the foregoing assumptions is 9,027,107 Common Shares, which is approximately 86% of the maximum number permitted without Shareholder Approval. The total number of the Common Shares issuable pursuant to the features of the Notes and upon the exercise of Warrants issued to KFOC based upon the foregoing assumptions is 4,513,553, which is approximately 86% of the maximum number of Common Shares permitted to be issued to KFOC without Disinterested Shareholder Approval.

         Assuming (i) the Corporation exercises its option to require KFOC to purchase the Series II Notes and IPSF does not elect to purchase any of the principal amount of the Series II Notes, (ii) each of KFOC and IPSF exercise the option to purchase US$5 million of the Series III Notes, (iii) principal and interest is paid on the same basis as the Series I Notes described above, an aggregate of 5,555,041 Common Shares would be issuable to KFOC in connection with the features of the Series I Note and the Additional Notes and the exercise of the Series I Warrant and the Additional Warrants issued to KFOC, which exceeds the maximum number permitted without Disinterested Shareholder Approval.

         Notwithstanding the previous paragraphs, the number of Common Shares issuable in connection with the features of the Series I Notes and, if issued, the Additional Notes could increase significantly as a result of decreases in the market price of the Common Shares or because of downward adjustments in the conversion price (which would be made as a result of issuances of securities at prices below the then effective conversion price). The number of Common Shares issuable in connection with the exercise of the Series I Warrants and, if issued, the Additional Warrants could also increase significantly because of downward adjustments in the exercise price. Under the terms of the Notes, the Corporation may only issue Common Shares as payment of principal and interest if the volume weighted average trading price of the Common Shares on the AMEX for the five trading days immediately preceding, and on the trading day immediately preceding the payment date, is greater than US$3.00 per Common Share (the "Minimum Price"). Assuming all the principal and interest on the Series I Notes and the Additional Notes is paid at a price per Common Shares equal to 90% of the Minimum Price, approximately 24,013,900 Common Shares would be issuable.

         Accordingly, under the Securities Purchase Agreement, the Corporation is required to seek Shareholder Approval to issue in excess of 10,391,137 Common Shares in connection with the the Series I Notes, Additional Notes, Series I Warrants and Additional Warrants and to seek Disinterested Shareholder Approval to issue in excess of 5,221,677 Common Shares in connection with the Series I Notes, Additional Notes, Series I Warrants and Additional Warrants to be issued to KFOC.

         If Shareholder Approval and Disinterested Shareholder Approval are obtained by the Corporation, it will:
               o Allow for an orderly course of repayment of the principal and interest and/or conversion of the Notes.
               o Reduce the potential for the Corporation to incur costs and expenses associated with other means of financing the cash payment of principal and interest on the Notes.
               o Mitigate the risk that the Corporation will be obligated to compensate a Holder in cash in the event Common Shares cannot issued on conversion of a Note (based on the difference between the conversion price and the market price of the Common Shares) or on the exercise of a Warrant (based on a binomial valuation of the Warrants).

IT IS INTENDED THAT THE COMMON SHARES REPRESENTED BY PROXIES SOLICITED HEREBY, UNLESS OTHERWISE INDICATED, WILL BE VOTED FOR THE RESOLUTION ("RESOLUTION #1) AUTHORIZING THE CORPORATION TO ISSUE FROM TIME TO TIME COMMON SHARES PURSUANT TO ANY FEATURE OF THE SERIES I NOTES OR THE ADDITIONAL NOTES AND COMMON SHARES UNDERLYING THE SERIES I WARRANTS AND THE ADDITIONAL WARRANTS, IN EXCESS OF 10,391,137 COMMON SHARES.

IT IS INTENDED THAT THE COMMON SHARES REPRESENTED BY PROXIES SOLICITED HEREBY, UNLESS OTHERWISE INDICATED, EXCLUDING VOTES ATTACHED TO THE COMMON SHARES BENEFICIALLY HELD DIRECTLY OR INDIRECTLY BY KFOC, AND ITS ASSOCIATES, AFFILIATES AND INSIDERS, WILL BE VOTED FOR THE RESOLUTION ("RESOLUTION #2) AUTHORIZING THE CORPORATION TO ISSUE FROM TIME TO TIME COMMON SHARES PURSUANT TO ANY FEATURE OF THE SERIES I NOTES OR ADDITIONAL NOTES AND COMMON SHARES UNDERLYING THE SERIES I WARRANTS AND ADDITIONAL WARRANTS ISSUED TO KFOC, IN EXCESS OF 5,221,677 COMMON SHARES.

THE FULL TEXT OF RESOLUTION #1 AND RESOLUTION #2 IS SET OUT IN SCHEDULE A, ATTACHED HERETO.

THE BOARD AND MANAGEMENT RECOMMEND THAT SHAREHOLDERS VOTE FOR RESOLUTION #1 AND RESOLUTION #2.

TO THE KNOWLEDGE OF THE CORPORATION THE NUMBER OF COMMON SHARES BENEFICIALLY HELD DIRECTLY OR INDIRECTLY BY KFOC, AND ITS ASSOCIATES, AFFILIATES AND INSIDERS, IS 26,080,319.

AMENDMENT TO THE 1995 GROUP RRSP SHARE ISSUANCE PLAN
(Item No. 6 of the Notice)

The Corporation has an RRSP plan for employees. The employees make contributions to the plan and the Corporation makes matching payments on behalf of the employees in cash, Common Shares issued from treasury, or a combination thereof. The price per share is based on the simple average of the high and low price on the Toronto Stock Exchange for the five consecutive trading days immediately preceding the quarter end. The number of Common Shares reserved for issue under the RRSP Plan is 1.5 million or approximately 3% of the Common Shares issued and outstanding. As of the date hereof, 1,139,251 Common Shares have been issued leaving 360,749 Common Shares available for issuance under the RRSP Plan. For a description of the RRSP Plan see section titled "Incentive Plans - RRSP Plan".

The Corporation proposes to increase the number of Common Shares reserved for issue and issued under the RRSP Plan from 1.5 million Common Shares to 2.0 million Common Shares, which is a maximum, and would be decreased by the 1,139,251 Common Shares previously issued leaving 860,749 Common Shares available for issue under the RRSP Plan.

IN ORDER TO BE EFFECTIVE, SUCH RESOLUTION MUST BE APPROVED BY A MAJORITY OF THE VOTES CAST AT THE MEETING. THE PERSONS NAMED IN THE ENCLOSED PROXY FORM INTEND TO VOTE FOR THE APPROVAL OF THE AMENDMENTS OF THE RRSP PLAN UNLESS THE PROXY DIRECTS OTHERWISE.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation earned during the fiscal years ended December 31, 2003, 2004 and 2005 by Andre J. Douchane, President and Chief Executive Officer, George D. Faught, former Vice President, Finance and Chief Financial Officer, Raymond J. Mason, General Manager, Bruce W. Mackie, Vice President, Exploration and Development and Mary D. Batoff, Vice President, Legal and Secretary, and for the fiscal year ended December 31, 2005 by Ian M. MacNeily, current Vice President, Finance and Chief Financial Officer, being the only "Named Executive Officers" of the Corporation, as that term is defined by applicable securities legislation, for the fiscal year ended December 31, 2005.


SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------------
                                           Annual Compensation                  Long Term Compensation
---------------------------------------------------------------------------------------------------------------------------
                                                                                  Awards              Payouts
---------------------------------------------------------------------------------------------------------------------------
         Name and           Year      Salary       Bonus       Other        Securities    Restricted     LTIP     All Other
    Principal Position                 ($)          ($)        Annual         Under       Shares or     Payouts    Compen-
                                                               Compen        Options/     Restricted     ($)        sation
                                                               -sation         SAR          Share                    ($)
                                                                 ($)        Granted (#)     Units
                                                                                             ($)
---------------------------------------------------------------------------------------------------------------------------
Andre J.Douchane            2005     350,000        Nil         3,430       5,000        22,075(8)      Nil      84,170(3)
President & CEO             2004     350,000     257,250(2)     9,890      86,000           Nil         Nil     137,120(3)
                            2003     262,500(1)  284,814(2)     4,140      50,000           Nil         Nil          Nil
---------------------------------------------------------------------------------------------------------------------------
George D. Faught            2005     165,500(4)     Nil         8,500         Nil           Nil         Nil      65,450(3)
Former VP Finance & CFO     2004     200,000      84,000(2)    15,070      28,000           Nil         Nil     236,560(3)
                            2003     200,000     108,500(2)     8,900      42,000           Nil         Nil          Nil
---------------------------------------------------------------------------------------------------------------------------
Ian M. MacNeily             2005     16,670(5)      Nil           Nil      40,000           Nil         Nil          Nil
VP Finance & CFO
---------------------------------------------------------------------------------------------------------------------------
Bruce W. Mackie             2005     160,000      57,750(2)     7,500         Nil           Nil         Nil          Nil
VP Exploration & Dev.       2004     136,400(6)   33,330(2)     2,550      18,000           Nil         Nil          Nil
---------------------------------------------------------------------------------------------------------------------------
Raymond J. Mason            2005     160,000        Nil         9,050         Nil           Nil         Nil      41,620(3)
General Manager             2004     163,080      58,800(2)    17,960      25,000           Nil         Nil      91,820(3)
                            2003     168,460      86,800(2)     6,790      33,000           Nil         Nil          Nil
---------------------------------------------------------------------------------------------------------------------------
Mary D. Batoff              2005     145,000      36,250(2)     7,040         Nil           Nil         Nil          Nil
VP Legal and Secretary      2004      97,870(7)   24,630(2)     5,970      20,000           Nil         Nil          Nil
                            2003      68,350(7)   10,000(2)      Nil        5,000           Nil         Nil          Nil
---------------------------------------------------------------------------------------------------------------------------
________________________________________
(1) Compensation disclosed is not for a full year, Mr. Douchane was appointed President and CEO on April 2, 2003.
(2) Bonus is for year earned and not necessarily paid in that year.
(3) Income from the exercise of stock options.
(4) Compensation disclosed is not for a full year, Mr. Faught resigned October 21, 2005.
(5) Compensation disclosed is not for a full year, Mr. MacNeily joined the Corporation on December 1, 2005.
(6) Compensation disclosed is not for a full year, Mr. Mackie joined the Corporation in February, 2004.
(7) Prior to November 2004, Ms. Batoff was not a full time employee and provided services to the Corporation as a consultant.
(8) Value at date of grant.  As at December 31, 2005 the restricted share units had a value of $24,525. See "LPIT Awards 2005"
    for additional information on the restricted share units awarded to Mr. Douchane.

LTIP - AWARDS IN 2005

The following table sets forth the restricted share units ("RSU") of the Corporation granted during the fiscal year ended December 31, 2005 to Named Executive Officers of the Corporation.


------------------------------------------------------------------------------------------------------------------
                                                                        Estimated Future Payouts Under
                                                                       Non-Securities-Price Based Plans
------------------------------------------------------------------------------------------------------------------
                                                                                Market Value of
                                                                                Securities
                          Securities    Performance or                          Underlying
                          Units or      Other Period Until     Exercise         Options/SARs
                          Other         Maturation or          Price or Base    on the Date of     Expiration
Name                      Rights (#)    Payout                 Price            Grant              Date
------------------------------------------------------------------------------------------------------------------
Andre J. Douchane                2,500  One-third on each of       N/A              N/A            N/A
President & CEO                         July 14, 2006,
                                        January 14, 2007,
                                        July 14, 2007
------------------------------------------------------------------------------------------------------------------


On December 14, 2005, the Corporation granted to Mr. Douchane 2,500 RSUs. The RSUs granted to Mr. Douchane will vest in three equal installments on the dates noted above. The value of the RSU is based on the trading price of the Common Share. The value of the RSU at the time of the award was based on a Black Scholes type valuation.

An RSU represents only the potential right to receive the cash value of such RSU on the applicable vesting date and does not entitle the holder of the RSU to any rights as a shareholder, including payment of normal cash dividends. For a description of the terms of the RSU plan see "Incentive Plans - Restricted Share Unit Plan".

OPTIONS GRANTED DURING 2005

The following table sets forth the options to purchase securities of the Corporation granted during the fiscal year ended December 31, 2005 to the Named Executive Officers of the Corporation.


-----------------------------------------------------------------------------------------------------------------
                                                                         Market Value of
                                        % of Total                       Securities
                          Securities    Options                          Underlying
                          Under         Granted in                       Options on Date
                          Options       the Fiscal    Exercise Price     of Grant
Name                      Granted (#)   Year          ($/Security)       ($/security)       Expiration Date
-----------------------------------------------------------------------------------------------------------------
Andre J. Douchane                5,000       5              8.83               8.83         December 14, 2013
President & CEO
-----------------------------------------------------------------------------------------------------------------
Ian M. MacNeily                 40,000      40              9.67               9.67         December 1, 2013
VP Finance & CFO
-----------------------------------------------------------------------------------------------------------------

AGGREGATE OPTION EXERCISES DURING 2005 AND FINANCIAL YEAR-END OPTION VALUES

The following table sets forth certain information regarding options to purchase Common Shares of the Corporation by the Named Executive Officers outstanding as at December 31, 2005 and exercised during the year ended December 31, 2005.


-----------------------------------------------------------------------------------------------------------------------
                                                                                                 Value of Unexercised
                                                                         Unexercised Options     in-the-money Options
                                                                         at December  31, 2005   at Dec. 31, 2005 ($)
                              Securities Acquired  Aggregate Value       (#) Exercisable/        Exercisable/
Name                          on Exercise (#)      Realized ($)          Unexercisable           Unexercisable
-----------------------------------------------------------------------------------------------------------------------
Andre J. Douchane                  16,700                 84,170            28,667/79,033            Nil/106,940
President & CEO
-----------------------------------------------------------------------------------------------------------------------
George D. Faught                   49,000                 65,450                 N/A                     N/A
Former VP Finance & CFO
-----------------------------------------------------------------------------------------------------------------------
Ian M. MacNeily                      Nil                   Nil               Nil/40,000               Nil/5,600
VP Finance & CFO
-----------------------------------------------------------------------------------------------------------------------
Bruce W. Mackie                      Nil                   Nil              6,000/12,000               Nil/Nil
VP Exploration and Dev.
-----------------------------------------------------------------------------------------------------------------------
Raymond J. Mason                   11,667                 41,620            78,933/28,067             Nil/70,290
General Manager
-----------------------------------------------------------------------------------------------------------------------
Mary D. Batoff                       Nil                   Nil              16,000/15,000           21,550/11,150
VP Legal & Secretary
-----------------------------------------------------------------------------------------------------------------------


The price per common share at the close of business on the Toronto Stock Exchange on December 30, 2005 was $9.81.

TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

Under the terms of an employment contract with the Corporation, Mr. Douchane was paid a base salary of $350,000 per annum. Mr. Douchane's contract provided that, in the event that his employment was terminated without cause, he would have been entitled to receive one year's base salary and benefits.

Mr. MacNeily is paid an annual base salary of $200,000 and his contract provides that, in the event that his employment is terminated without cause, he will be entitled to receive one year's base salary and benefits. Mr. MacNeily may terminate his employment at any time on two months' notice to the Corporation.

Mr. Mackie's annual base salary in 2005 was $160,000 and in 2006 is $180,000. In the event that Mr. Mackie's employment is terminated without cause, he will be entitled to receive eleven months' salary and benefits, subject to one additional month for each full year of service up to a maximum of 12 months. Mr. Mackie may terminate his employment at any time on two months' notice to the Corporation.

Ms. Batoff's annual base salary in 2005 was $145,000 and in 2006 is $160,000. In the event that Ms. Batoff's employment is terminated without cause, she will be entitled to receive ten months' salary and benefits, subject to one additional month for each full year of service up to a maximum of 12 months. Ms. Batoff may terminate her employment at any time on one month's notice to the Corporation.

Each of Mr. MacNeily, Mr. Mackie and Ms. Batoff are eligible to receive a performance bonus at the discretion of the Board, and the amount of any such performance bonus and the related performance criteria are determined from time to time by agreement between the employee and the President and CEO, and are subject to approval of the Board.

COMPOSITION OF THE COMPENSATION COMMITTEE

The Compensation Committee has three members. During 2005, Mr. Richard Sutcliffe was Chairman of the Committee until the annual shareholder meeting held on May 25, 2005. Mr. Sutcliffe did not stand for re-election at the shareholder meeting. Messrs. Berlin and Fox were the other two members of the Committee. Following the shareholder meeting, Messrs. Berlin and Fox were re-appointed to the Committee and Mr. Excell was appointed Chairman of the Committee. Mr. Excell resigned as a director on December 31, 2005 to assume the role of President and CEO of the Corporation. Mr. Comba was appointed to the Committee on May 10, 2006.

Each of Mr. Sutcliffe and Mr. Excell, prior to his resignation, was an independent director and Mr. Comba is an independent director. Please see "Interests of Informed Persons in Material Transactions" which describes the respective interests of Messrs. Berlin and Fox in certain transactions. The Board believes that the respective interests of Messrs. Berlin and Fox in such transactions do not impact either director's independence from Management.

REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The primary focus of the compensation strategy of the Corporation is to provide a comprehensive executive compensation package designed to attract and retain senior managers and professionals during this recent period of growth, and at the same time taking into consideration the overall strategies and objectives of the Corporation. The compensation strategy also recognizes the importance of balancing the financial interests and objectives of the senior management team with the financial interests and objectives of the Shareholders.

One of the aims of the compensation strategy is to ensure that executives of the Corporation are paid reasonably and consistent with the level of responsibility and authority which they assume and taking into account the role they play in advancing the strategic objectives of the Corporation.

The role of the Compensation Committee is to undertake periodic, independent reviews of market conditions to ensure that the executive officers of the Corporation are paid competitively relative to other comparable participants in the industry. When deemed necessary, the Compensation Committee may call upon outside resources to assist with these reviews and to ensure that the comprehensive packages available to executives are sufficient without being overly so, to retain the existing compliment of executives and to recruit others into this group as an integral part of facilitating and sustaining the recent growth experienced by the Corporation. In 2005, the Compensation Committee considered, among other things, a report prepared for the Committee by the Hay Group, a management consultancy firm, on long-term incentive vehicles.

The basic elements of the compensation strategy are base salary, annual incentives and long-term incentives.

1. BASE SALARY. On an individual basis, base salaries are reviewed for each executive officer, including the CEO, and where it is deemed necessary, changes are made. In order to ensure that base salaries paid are competitive relative to other similar positions within the mining industry in Canada, surveys of such salaries are examined. Other considerations taken into account when examining base salaries include years of experience, the potential contribution which the individual can make to the success of the Corporation, and the level of responsibility and authority inherent in the job and the importance of maintaining internal equity within the organization.

2. ANNUAL INCENTIVES. The Corporation has a short-term incentive plan (the "STIP") developed by Compensation Committee and approved by the Board. The CEO and executive officers are eligible for a bonus package if certain performance criteria prescribed by the STIP are satisfied.

     The 2005 STIP had three components, 50 percent of the bonus was based on achieving a production target for the Corporation (the "Production Target") with incremental increases for exceeding the Production Target, 25 percent of the bonus (the "Project Bonus") was based on completing the projects prescribed for the officer and 25 percent of the bonus (the "Personal Objective Bonus") was based on achieving certain criteria prescribed for the officer. Payment of the Project Bonus and the Personal Objective Bonus was conditional upon the Corporation achieving the Production Target.

     In 2005, the Production Target was not achieved and no bonuses were paid under the STIP; however, the Board considered the matter further and awarded bonuses to two senior executives who fulfilled certain key objectives important to the Corporation prospects.

3. LONG-TERM INCENTIVES. Options to purchase Common Shares, share purchase plans and restricted share unit plans encourage executive officers to own and hold Common Shares and are another method of linking the performance of the Corporation and the appreciation of share value to the compensation of the executive officer. When determining the number of options granted to an executive officer, items such as the relative position of the individual officer, the contribution made by that officer during the review period, the number of options granted previously and the like will be taken into consideration. Executive officers who are employees may contribute to the RRSP Plan. The Corporation makes matching contributions on behalf of the employee in cash, Common Shares issued from treasury, or a combination thereof.

CEO COMPENSATION

Andre J. Douchane's annual base salary for 2005 was $350,000 and he was eligible to earn an annual bonus pursuant to the Corporation's STIP of up to 70 percent of his base salary with an incremental increase if the Production Target was exceeded. His compensation was based on a review of compensation paid to other chief executive officers in the industry along with his qualifications and experience.

For his service as a director, in December 2005 Mr. Douchane was granted 2,500 restricted share units and a stock option which entitles him to purchase 5,000 Common Shares. The stock option vests in three equal tranches, beginning on the first anniversary of the grant date and has an eight year term. The restricted share units vest in three equal tranches, on July 14, 2006, January 14, 2007 and July 14, 2007.

No award was made to Mr. Douchane under STIP for 2005 as the prescribed corporate performance criteria were not achieved. Although Mr. Douchane met certain of his personal and project objectives, due to the financial results of the Corporation for 2005, Mr. Douchane requested that he not be considered for the payment of a bonus for 2005.

The foregoing report has been provided by the Compensation Committee.

                                  Louis J. Fox
                                  Steven R. Berlin

PERFORMANCE GRAPH

The following graph shows the yearly percentage change in the cumulative shareholder return on the Common Shares compared to the cumulative total return of the Standard & Poor/Toronto Stock Exchange Composite Index. The fixed investment as at December 31, 2000 is $100. The Corporation's share price at the close of business on December 31, 2000 was $13.65.

[SHAREHOLDER RETURN PERFORMANCE GRAPH]


---------------------------------------------------------------------------------------------------------
                                    2000           2001        2002        2003         2004        2005
---------------------------------------------------------------------------------------------------------
NAP Share Price                    13.65           9.43        5.45       10.25         9.82        9.81
---------------------------------------------------------------------------------------------------------
NAP                                  100             69          40          75           72          72
---------------------------------------------------------------------------------------------------------
S&P/TSX Comp                    19309.35       16881.75    14782.01    18732.48     21444.89    26618.80
---------------------------------------------------------------------------------------------------------
S&P/TSX Comp                         100             87          77          97          111         138
---------------------------------------------------------------------------------------------------------


INCENTIVE PLANS

EQUITY COMPENSATION PLAN INFORMATION (AT DECEMBER 31, 2005)


----------------------------------------------------------------------------------------------------------------
                                                                                        Number of securities
                                    Number of securities to     Weighted-average      remaining available for
                                    be issued upon exercise     exercise price of   future issuance under equity
                                    of outstanding options,   outstanding options,      compensation plans
                                      warrants and rights      warrants and rights     (excluding securities
                                                                                      reflected in column (a))

PLAN CATEGORY                                (A)                       (B)                         (C)
----------------------------------------------------------------------------------------------------------------
EQUITY COMPENSATION PLANS
APPROVED BY SECURITYHOLDERS
   o   RRSP PLAN                              Nil                      N/A                    402,317
   o   STOCK OPTION PLAN                    563,638                   10.43                   461,308
----------------------------------------------------------------------------------------------------------------
EQUITY COMPENSATION PLANS NOT                 N/A                      N/A                      N/A
APPROVED BY SECURITYHOLDERS
----------------------------------------------------------------------------------------------------------------
              TOTAL                         563,638                   10.43                   863,625
----------------------------------------------------------------------------------------------------------------

The Corporation has two share incentive plans, a registered retirement savings plan (the "1995 Group RRSP Share Issuance Plan" or the "RRSP Plan") and a stock option plan (the "Stock Option Plan"). Both the RRSP Plan and the Stock Option Plan have been approved by Shareholders.

The purpose of the RRSP Plan and the Stock Option Plan is to attract, retain and motivate persons of training, experience and leadership as key service providers to the Corporation and its subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity to acquire an increased proprietary interest in the Corporation.

In addition to the equity compensation plans, the Corporation also has a restricted share unit plan.

RRSP PLAN

Employees including senior officers of the Corporation are entitled to participate in the RRSP Plan. The employees may make contributions to the RRSP Plan and the Corporation makes matching payments on behalf of the employees in either cash, Common Shares issued from treasury, or a combination thereof. Currently, employees who have been employed for six to 18 months are matched on a one-for-one basis up to a maximum of $2,500 per year and employees who have been employed for 19 months or more are matched on a two-for-one basis up to a maximum of $5,000 per year.

No Common Share shall be issued to any eligible person if the total number of shares issuable to such eligible person under RRSP Plan, together with any Common Shares reserved for issuance to such eligible person under the Stock Option Plan, options for services or any other stock option plans, would exceed 5 percent of the issued and outstanding Common Shares of the Corporation.

No Common Share shall be issued under the RRSP Plan to any eligible person if such issuance could result, at any time, in: (a) the number of Common Shares reserved for issuance pursuant to options under the Stock Option Plan or other stock options granted to insiders (as such term is defined in the SECURITIES ACT (Ontario)) exceeding 10 percent of the issued and outstanding Common Shares; (b) the issuance to insiders, within a one-year period, of a number of Common Shares exceeding 10 percent of the issued and outstanding Common Shares; or (c) the issuance to any one insider and such insider's associates, within a one-year period, of a number of Common Shares exceeding 5 percent of the issued and outstanding Common Shares. The phrase "issued and outstanding Common Shares" excludes any Common Shares issued pursuant to the RRSP Plan or any other share compensation arrangements over a preceding one-year period and "associate" means any person associated with such insider.

The Board may amend or discontinue the RRSP Plan at any time. Any such amendment shall, if required, be subject to the prior approval of, or acceptance by, any stock exchange on which the Common Shares are listed and posted for trading.

The price per share is based on the simple average of the high and low price on the Toronto Stock Exchange for the five trading days preceding the end of the calendar quarter. Such pricing may result in a price per share that is less than market price defined by the Toronto Stock Exchange as the volume weighted average trading price of the listed securities on the Toronto Stock Exchange for the five trading days immediately before the relevant date. The maximum number of Common Shares reserved for issue under the RRSP Plan is 1.5 million (approximately 3 percent of the Common Shares outstanding) and, as of the date hereof, 1,139,251 Common Shares have been issued leaving 360,749 Common Shares (approximately 0.7% of the Common Shares outstanding) available for issuance under the RRSP Plan.

No financial assistance is provided by the Corporation to facilitate participation in the RRSP Plan.

At the Meeting, Shareholders will be asked to consider an amendment to the RRSP Plan to increase the maximum number of Common Shares reserved for issue under the RRSP Plan from 1.5 million to 2.0 million (approximately 3.8% of the Common Shares outstanding), being equal to an actual increase of 500,000 Common Shares (approximately 1% of the Common Shares outstanding).

STOCK OPTION PLAN

Directors, officers, employees, service providers and insiders (as such terms are defined in the SECURITIES ACT (Ontario)) (each an "Eligible Person") are eligible to be granted stock options under the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee. The term of an option granted under the Stock Option Plan may not exceed 10 years. If no determination is made by the Committee, the term of the option is three years. The exercise price of an option may not be less than the closing price of the Common Shares on the Toronto Stock Exchange on the trading day immediately preceding the date of grant. An option is personal to the optionee and may not be assigned to anyone other than a corporation controlled by the optionee, the shares of which are and will continue to be, owned by the optionee and/or the spouse, children and/or grandchildren of the optionee.

If no determination is made by the Committee regarding vesting, the option vests over two years in three equal tranches, one-third on the date of the grant and one-third on each of the first and second anniversary of the date of grant. Since December 2001 the options granted vest over three years in three equal tranches one-third on each of the first, second and third anniversary of the date of the grant. The Corporation does not provide financial assistance to optionees to facilitate the purchase of Common Shares under the Stock Option Plan.

Subject to any expressed resolution of the Committee, options granted prior to April 10, 2002 expire upon the optionee ceasing to be an Eligible Person, unless it is as a result of retirement, permanent disability or death. Options granted on or after April 10, 2002, subject to any express resolution of the Committee, expire: if the optionee is an employee dismissed without cause, 30 days after notice of dismissal; and if the optionee is a director, 30 days after the date he or she ceases to be a director.

If before the expiry of an option in accordance with its terms, an optionee ceases to be an Eligible Person by reason of retirement at normal retirement age (including early retirement in accordance with the Corporation's then current plans, policies or practices) or as a result of his or her permanent disability, the Committee, at its discretion may allow the optionee to exercise the option to the extent that he or she was entitled to do so at the time of retirement or disability, at any time up to and including, but not after, a date six months following the date of such event, or prior to the close of business on the expiration date of the option, whichever is earlier.

If an optionee dies before the expiry of an option in accordance with its terms, the optionee's legal representative(s) may, subject to the terms of the option and the Stock Option Plan, exercise the option to the extent that the optionee was entitled to do so at the date of his or her death at any time up to and including, but not after, a date one year following the date of the optionee's death, or prior to the close of business on the expiration date of the option, whichever is earlier.

No options may be granted to any optionee under the Stock Option Plan if such grant could result, at any time, in: (a) the number of Common Shares reserved for issuance pursuant to options under the Stock Option Plan or other stock options granted to insiders exceeding 10 percent of the issued and outstanding Common Shares; (b) the issuance to insiders, within a one-year period, of a number of Common Shares exceeding 10 percent of the issued and outstanding Common Shares; or (c) the issuance to any one insider and such insider's associates, within a one-year period, of a number of Common Shares exceeding 5 percent of the issued and outstanding Common Shares. The phrase "issued and outstanding Common Shares" excludes any Common Shares issued pursuant to the Stock Option Plan, or other stock options, stock option plans, employee stock purchase plans or other compensation or incentive mechanisms, over a preceding one-year period and "associate" means any person associated with such insider.

The Board may amend or discontinue the Stock Option Plan at any time, provided, however, that no such amendment may materially and adversely affect any option previously granted to an optionee without the consent of the optionee, except to the extent required by law. Any such amendment shall be subject to the prior approval of, or acceptance by, any stock exchange on which the Common Shares are listed and posted for trading.

Subject to the rules of any relevant stock exchange or other regulatory authority, the Board may, by resolution, advance the date on which any option may be exercised or extend the expiration date of any option. The Board may not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which options may be exercised by any other optionee. The Board may, by resolution, but subject to applicable regulatory requirements, decide that any of the provisions of the Stock Option Plan concerning the effect of termination of the optionee's employment shall not apply to any optionee for any reason acceptable to the Board.

The maximum number of shares that may be reserved for issue and issued under the Stock Option Plan is 2.7 million Common Shares representing approximately 5.2% of the number of Common Shares currently issued and outstanding. As of the date hereof, options have been exercised to acquire 1,777,143 Common Shares, leaving a balance of 922,857 Common Shares (approximately 1.8% of the Common Shares outstanding) reserved for issuance under the Stock Option Plan. Currently, options to acquire 443,050 Common Shares (approximately 1% of the Common Shares outstanding) are outstanding leaving a balance of 479,807 available for further awards. Common Shares that are subject to options which lapse or expire become available under the Stock Option Plan.

During the financial year ended December 31, 2005, 118,759 Common Shares were issued on exercise of stock options.

During the financial year ended December 31, 2005, options were granted to acquire 100,000 Common Shares. Of such options, options to purchase an aggregate of 55,000 Common Shares were granted to two directors and 45,000 options were granted to two Named Executive Officers. To date, no options have been granted in 2006.

The following table sets forth certain information regarding the options granted to directors, officers and employees that are outstanding as of the date hereof.


----------------------------------------------------------------------------------------------
                            SECURITIES UNDER       EXERCISE PRICE
POSITION                    OPTIONS GRANTED (#)     ($/SECURITY)     EXPIRATION DATE
----------------------------------------------------------------------------------------------
Directors                             7,500             7.89         December 2009
                                      7,500             4.75         February 2011
                                      7,500             3.42         April 2011
                                    118,500            11.90         June 2012
                                     10,000             8.83         December 2013
----------------------------------------------------------------------------------------------
Officers                              6,000            10.01         June 2010
                                     16,000             3.42         April 2011
                                     61,100            11.90         June 2012
                                     15,000             9.76         November 2012
                                     50,000            10.00         November 2013
                                     40,000             9.67         December 2013
----------------------------------------------------------------------------------------------
Employees                            76,250            13.55         June 2006
                                      2,667             3.42         April 2011
                                     25,033            11.90         June 2012
----------------------------------------------------------------------------------------------

RESTRICTED SHARE UNIT PLAN

Effective December 14, 2005, the Corporation adopted a restricted share unit plan (the "RSU Plan"). The purpose of the RSU Plan is to attract, retain and motivate persons of training, experience and leadership to the Corporation and its subsidiaries and to advance the interests of the Corporation by providing such persons with the a form of compensation that is expected to strengthen the alignment of the RSU holders' interest with the interests of Shareholders. Directors, officers and employees are eligible to participate in the RSU Plan. The RSU Plan is administered by the Board, which may determine from time to time, after considering recommendations of the Compensation Committee, the number and timing of restricted share units (the "RSUs") to be awarded and the vesting criteria, not to exceed three years.

The value of a RSU is based on the trading price of the Common Share. An RSU represents only the potential right to receive the cash value of such RSU on the applicable vesting date and does not entitle the holder of the RSU to any rights as a shareholder, including the payment of ordinary cash dividends. If the holder resigns or the holder's employment with the Corporation is terminated for any reason, the holder will forfeit any RSUs in the holder's account at that time which have not yet vested. If the holder (i) retires from employment with the Corporation; or (ii) is an employee of the Corporation and becomes eligible for long-term disability benefits under the terms of a long term disability plan sponsored by the Corporation or is a non-executive director of the Corporation and suffers an injury, illness or disability the result of which is that the holder is unable to provide services to the Corporation for an aggregate of four months in any 12 month period, the holder will receive immediate payment in respect of the RSUs in the holder's account which have not yet vested. Outstanding RSU's are subject to normal anti-dilution events including stock dividends, and the subdivision, consolidation or reclassification of the outstanding Common Shares.

During the year ended December 31, 2005, 25,000 RSUs were granted to directors of the Corporation.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

Since the beginning of the Corporation's last completed financial year, no director or officer, nor any of their respective associates, has been indebted, or is presently indebted to the Corporation.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

The Corporation maintains a directors' and officers' liability insurance policy for a maximum amount of US$25 million for which the Corporation pays an annual premium of US$221,400. In accordance with the provisions of the CANADA BUSINESS CORPORATIONS ACT, the Corporation's by-laws provide that the Corporation will indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer or an individual acting in a similar capacity of another entity, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being or having that association with the Corporation or such other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The policy provides that the Corporation will indemnify the directors and officers to the full extent permitted by law. Upon such indemnification the Corporation may recover against the policy subject to a deductible of US$500,000.

COMPENSATION OF DIRECTORS

The non-executive directors receive remuneration for attendance at Board meetings and committee meetings. Directors are also reimbursed for all expenditures incurred while in attendance. For the year ended December 31, 2005, the Corporation paid the non-executive directors an aggregate of $358,400 for annual retainers and attendance at meetings of the Board and committees.

In 2005, the Chairman received an annual retainer of $50,000. The other non-executive directors received an annual retainer of $25,000. Generally, all non-executive directors receive fees for attendance at Board meetings and committee meetings, in person or by telephone, of $1,000 per meeting, except for the Audit Committee Chairman who receives $3,000 per meeting for attendance at meetings of the Audit Committee.

The retainer for the Chairman of the Board was increased to $120,000 per annum for 2006. The Chairman will not receive additional compensation for attendance at Board and Committee meetings.

The Board considers, from time to time, the granting of stock options and restricted share units to the non-executive directors and to newly appointed directors. See also "Incentive Plans - Stock Option Plan" and "Incentive Plans - Restricted Share Unit Plan".

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

The following describes the interests of the informed persons (as defined in National Instrument 51-102 - Continuous Disclosure Obligations) of the Corporation in certain material transactions from January 1, 2005 to the date hereof.

The Corporation engaged Mr. Fox in November 1999 to provide services in connection with the negotiation of the palladium end-user supply contract (the "Palladium Sales Contract"). The services agreement was negotiated at arms-length prior to Mr. Fox becoming a director of NAP. The contract was terminated in March 2001. Mr. Fox received fees based on the metal production delivered under the Palladium Sales Contract. Mr. Fox's fees in 2003, 2004 and 2005, were $400,000, $581,000 and $218,000. Upon the expiry of the Palladium Sales Contract on June 30, 2005, no further payments were made.

Mr. Berlin was a Vice President of KFOC prior to January 2006. In December 2001, KFOC provided a US$20 million non-revolving credit facility (the "Loan") to finance the Corporation's working capital requirements. The Loan balance is US$13.5 million as at March 31, 2006.

In March 2006 the Corporation entered into a securities purchase agreement with KFOC and another investor, providing of the issuance of up to US$58.5 million 6.5% convertible notes (the "Notes"). On the initial closing KFOC purchased US$17.5 million Notes. The Corporation has the right to require KFOC to purchase up to US$13.5 million on or before June 30, 2006, the proceeds of which must be used to repay the Loan. Each of KFOC and the other investor has the option to purchase an additional US$5 million principal amount of Notes on or before December 31, 2006; if the investor does not purchase its full allotment of Notes, KFOC may purchase all or a portion of the balance.

INTERESTS OF DIRECTORS IN COMPETING BUSINESSES

There are potential conflicts to which the directors of the Corporation may be subject in connection with the business and operations of the Corporation. The individuals concerned will be governed in any conflicts or potential conflicts by applicable law.

As of the date hereof, Mr. Comba holds a position with another company that has business interests which may potentially conflict with the interests of the Corporation. Mr. Comba is a director of First Nickel Inc., a company listed on the Toronto Stock Exchange, which operates the Lockerby Mine in Sudbury, Ontario, a nickel, copper and cobalt producer with platinum group credits. First Nickel Inc. is actively exploring for nickel deposits in Sudbury and Timmins, Ontario.

The information provided in this section has been furnished by Mr. Comba.

CORPORATE GOVERNANCE

1.        BOARD OF DIRECTORS
          INDEPENDENCE FROM MANAGEMENT AND SIGNIFICANT SHAREHOLDER

          During 2005 the majority of directors (four of seven) were independent directors in accordance with the criteria set out in the corporate governance guidelines of National Instrument 58-101 ("NI 58-101"). Currently there is an equality of directors (three and three) that are independent and non-independent.

          Mr. Amsden was Chairman of the Board until December 31, 2005 and is an independent director. Mr. Amsden was Acting President and Chief Executive Officer from September 2002 to March 2003; however, the Board does not believe that Mr. Amsden's brief tenure in such role impacts his independence.

          Mr. Amsden resigned as Chairman effective December 31, 2005 and continues to serve as a director.

          Messrs. Comba and Van Staveren are also independent directors under NI 58-101. Mr. Richard Sutcliffe was a member of the Board until May 25, 2005 and Mr. James Excell was a member of the Board until December 31, 2005. Messrs. Sutcliffe and Excell were independent directors under NI 58-101.

          Mr. Douchane, an employee of the Corporation prior to January 2006, is not independent. Mr. Douchane resigned as President and CEO effective December 31, 2005.

          Prior to January 2006, Mr. Berlin was a Vice President of KFOC and is considered to be a non-independent director under NI 58-101 as three years have not elapsed since Mr. Berlin ceased to be a Vice President of KFOC. Mr. Berlin's nomination for re-election in 2005 was supported by KFOC.

          KFOC is a significant shareholder under NI 58-101, and a lender to the Corporation. In December 2001, KFOC provided a US$20 million non-revolving credit facility (the "Loan") to finance the Corporation's working capital requirements.

          In March 2006 the Corporation entered into a securities purchase agreement with KFOC and another investor, providing of the issuance of up to US$58.5 million convertible notes (the "Notes"). On the initial closing KFOC purchased US$17.5 million Notes. The Corporation has the right to require KFOC to purchase up to

          US$13.5 million on or before June 30, 2006, the proceeds of which must be used to repay the Loan. Each of KFOC and the other investor has the option to purchase an additional US$5 million principal amount of Notes on or before December 31, 2006; if the investor does not purchase its full allotment of Notes, KFOC may purchase all or a portion of the balance.

          The Loan balance (US$13.5 million as at March 31, 2006) and the related interest and fees payable to KFOC and the maximum aggregate principal amount of Notes that KFOC may purchase and related interest are not material to KFOC and would not materially interfere with the ability of Mr. Berlin to exercise independent judgment.

          The Corporation entered into an agreement in November 1999 with Mr. Fox for his services in connection with the negotiation of the palladium end-user supply contract (the "Palladium Sales Contract"). The services agreement was negotiated at arms-length prior to Mr. Fox becoming a director of the Corporation. The contract was terminated in March 2001. Mr. Fox received fees based on the metal production delivered under the Palladium Sales Contract. The Palladium Sales Contract expired on June 30, 2005. Independence criteria under NI-58-101 specifies that a director is not independent if he or she received direct compensation in excess of $75,000 in any twelve month period in any of the last three fiscal years. Mr. Fox's fees in 2003, 2004 and 2005, were $400,000, $581,000 and $218,000, respectively.
          However, these fees, based solely on metal production, were non-discretionary and the Board does not believe that it affected Mr. Fox's ability to exercise independent judgment.

          The role of the Chairman is to effectively manage and provide leadership to the Board. The role of Chairman is separate from that of the President and CEO. Mr. Amsden was Chairman of the Board until December 31, 2005 and is an independent director. Mr. Douchane resigned as President and CEO was appointed Chairman effective December 31, 2005. Mr. Douchane is not independent in accordance with NI 58-101 because of his recent role as President and CEO. The Board has not appointed an independent lead director. The Board promotes leadership for its independent directors by its committee chairman appointments and providing directors with an opportunity to recommend agenda items for consideration at Board meetings.

          The Board believes it is independent of management and its significant shareholder.

          The Board fosters independence from Management by regularly excusing Management from Board meetings to facilitate open and candid discussions. In 2005, the Board held four sessions with directors only including Messrs. Berlin and Fox. Mr. Douchane, then an executive director, was present during two such sessions. The committees of the Board also meet regularly without Management present. In addition, each of the Technical Committee and the Board make an annual trip to the mine site to review the operations and meet with mine site personnel.

          To strengthen the Board's independence from Management, Mr. Excell resigned from the Board prior to assuming the role of President and CEO on January 1, 2006. Currently no member of Management is a director.

          KFOC holds or controls approximately 50% of the Common Shares outstanding. Four of six of the directors, or 66%, are not related to either the Corporation or the significant shareholder.

          ATTENDANCE 2005

          --------------------------------------------------------------------
          Director                Board Meetings        Committee
                                                        Meetings*
          --------------------------------------------------------------------
          Michael Amsden          14 of 18              A- 3 of 6
                                                        T - 1 of 2
          --------------------------------------------------------------------
          Steven Berlin           18 of 18              A - 6 of 6
                                                        G&N - 4 of 4
                                                        C - 5 of 5
          --------------------------------------------------------------------
          Andre Douchane          17 of 18              T - 2 of 2
          --------------------------------------------------------------------
          Louis Fox               18 of 18              G&N - 6 of 6
                                                        C- 5 of 5
          --------------------------------------------------------------------
          James Excell            18 of 18              A - 2 of 3
                                                        G&N - 2 of 2
                                                        C- 3 of 3
                                                        T - 2 of 2
          --------------------------------------------------------------------
          Richard Sutcliffe       6 of 6*               C - 2 of 2
                                                        T - 1 of 1
          --------------------------------------------------------------------
          Gregory Van Staveren    17 of 18              A - 6 of 6
                                                        G&N - 6 of 6
          --------------------------------------------------------------------

          *Attendance at meetings of the board or a committee when such director was a member of the board or the committee. A= Audit, C= Compensation, G&N= Governance and Nominating, T=Technical Mr. Comba joined the Board on March 27, 2006. Mr. Sutcliffe did not stand for re-election at the Annual Shareholder Meeting held May 25, 2005.

          OTHER DIRECTORSHIPS
          Certain of the directors are directors of other companies that issue securities to the public. Mr. Berlin is a director of Orchids Paper Products Company. Mr. Comba is a director of First Nickel Inc., Woodruff Capital Management Inc., Viking Gold Exploration Inc. and Regent Pacific Group. Mr. Fox is a director of Seabridge Gold Inc. and Southern Era Diamonds. Mr. Van Staveren is a director of Royal Laser Corp., Quadra Mining Ltd. and MacMillan Gold Corp.

          Mr. Excell is a director of Fortune Minerals Limited. Mr. Sutcliffe is a director of URSA Major Minerals Incorporated and Patricia Mining Corp.


2.        MANDATE OF THE BOARD OF DIRECTORS

          The Board's mandate is to supervise the management of the business and affairs of the Corporation and to act with a view to the best interests of the Corporation. In fulfilling its mandate, the Board among other matters is responsible for reviewing the Corporation's overall business strategies and its annual business plan; identifying principal risks and implementation of systems to manage those risks; assessing management's performance against approved business plans and industry standards; appointing senior management and reviewing succession planning; the development of the communication policy for the Corporation's shareholders; and the integrity of internal control and management information systems. The Board has a written mandate and charters for each of its committees.

          The frequency of meetings and the nature of the agenda items may change from year to year, depending on the activities of the Corporation. However, board meetings are held at least quarterly, and at each meeting there is a review of the business of the Corporation. In 2005 the Board met 18 times.

          The text of the Board's mandate is attached as Schedule B.

3.        POSITION DESCRIPTIONS

          The Board has written descriptions of the duties of each of the Chairman of the Board and the CEO and written charters for each committee. The Chairman of each committee presides at all meetings of the committee, is responsible for ensuring that the work of the committee is well organized and proceeds in a timely fashion and reports on the activities of the committee to the Board.

4.        ORIENTATION AND CONTINUING EDUCATION

          New members to the Board possessed considerable knowledge of their duties and obligations as a director through their work experience and membership on boards of directors of other companies that issue securities to the public. The Governance and Nominating Committee is responsible for ensuring that new members are provided with the necessary information about the Corporation, its business and the factors which affect its performance, and the Committee reviews and monitors the orientation of new Board members.

          Continuing education includes an update of the Corporation's operations and important activities at each regularly scheduled meeting of the Board. The Board also receives regular written reports from Management. The directors are also informed of changes in applicable laws and rules of stock exchanges that are relevant to their roles as directors.

5.        ETHICAL BUSINESS CONDUCT

          The Board has adopted a written code of ethics for its directors, officers and employees. A copy of the Code of Conduct is posted on the Corporation's website at www.napalladium.com or SEDAR at WWW.SEDAR.COM. Under the Code of Conduct individuals must report in writing any situation or transaction which is or may conflict with the Code of Conduct; the report is to be made to the individual's immediate supervisor who is obligated to report the matter to the next management level. In the case of a director the report would be made to the Chairman and the Board. For concerns or complaints regarding accounting, internal controls, or auditing matters, an individual may contact the Audit Committee directly via email. The Audit Committee Chairman reports directly to the Audit Committee and the Board.

          The Board requires all directors to disclose any activities or relationships which could have the potential for a conflict of interest. In a circumstance where a director declares an interest in any material contract or transaction being considered at a meeting of directors, the director excuses himself from the meeting during consideration of the matter, and does not vote on the matter.

          The Board promotes a culture of ethical business conduct by promoting compliance with applicable laws, rules and regulations and directors, officers and employees are encouraged to discuss the application of the Code of Conduct to specific circumstances with the President, Secretary or Chairman of the Audit Committee.

6.        NOMINATION OF DIRECTORS

          When a vacancy on the Board occurs or is anticipated the Governance and Nominating Committee conducts an extensive search for candidates with suitable qualifications, skills and experience. Interested candidates are interviewed by the Governance and Nominating Committee and a recommendation is made to the Board. The Board then interviews the candidate before the Board deliberates on the decision to appoint or nominate a candidate for election to the Board.

          The Committee is comprised of a majority of non-independent directors. Mr. Fox, the Chairman of the Committee, and Mr. Berlin, are non-independent directors under NI 58-101; however, as stated above the Board does not believe that the ability of either director to exercise independent judgment with respect to the Corporation is impacted by their respective circumstances. Mr. Van Staveren, an independent director, is the other member of the Committee. The Committee is responsible for monitoring matters relating to corporate governance of the Corporation. Its mandate includes: (i) formulating formal guidelines on corporate governance to provide appropriate guidance to the Board and the directors as to their duties; (ii) ensuring that such guidelines, once adopted by the Board, are implemented and the directors and the Board as a whole comply with such guidelines; (iii) reviewing such guidelines annually and to recommend changes when necessary or appropriate; and (iv) assessing the size, composition and dynamics of the Board and reporting to the Board with respect to appropriate candidates for nomination to the Board. The Governance and Nominating Committee met six times during the fiscal year ended December 31, 2005.

          At the request of the Board the Committee will be seeking to identify potential candidate(s) for appointment or election to the Board during the next year.

7.        COMPENSATION

          This Committee is comprised of a majority of non-independent directors. Messrs. Berlin, Comba and Fox are the members of the Committee. Messrs. Fox and Berlin are non-independent directors under NI 58-101 but as stated above the Board does not believe that the ability of either director to exercise independent judgment with respect to the Corporation is impacted by their respective circumstances. The Committee is responsible for: reviewing the performance of the Corporation's executive officers, senior management and employees; reviewing the performance of the Corporation; and fixing the compensation packages, including stock options, for the Corporation's executive officers, senior management and employees. The Committee also authorizes contributions pursuant to the 1995 Group RRSP Share Issuance Plan. The Committee met five times during the fiscal year ended December 31, 2005. See also "Report on Executive Compensation".

          The Compensation Committee also considers the adequacy and form of compensation of directors and makes recommendations to the Board. The Committee undertakes periodic, independent reviews of director compensation of comparable companies, and the responsibilities and risks involved in being an effective director, in assessing realistic compensation levels for the directors of the Corporation.

8.        BOARD COMMITTEES

          The Board has the following committees: Audit, Compensation, Governance and Nominating and Technical. The duties and responsibilities of the Governance and Nominating Committee and the Compensation Committee are described above. The Audit Committee and the Technical Committee are described below.

          From time to time, ad hoc committees of the Board are formed as necessary to deal with specialized requirements of the Corporation.

          AUDIT COMMITTEE

          The Audit Committee meets with the Corporation's auditors as necessary and before submission of audited annual financial statements to the Board. The Committee is responsible for assessing the performance of the Corporation's auditors and for reviewing the Corporation's financial reporting and internal controls. The Committee has adopted a charter, which has been ratified by the Board, which provides specific roles and responsibilities to the members of the Committee. The Committee met six times during the fiscal year ended December 31, 2005.

          The Committee is comprised of Mr. Van Staveren (Chairman), Mr. Berlin and Mr. Amsden. Mr. James Excell was a member of the Audit Committee until December 31, 2005 when he resigned from the Board to take the position of President and CEO of the Corporation. Messrs. Van Staveren and Amsden are independent as such term is defined in Multilateral Instrument 52-110 - Audit Committees ("MI 52-110"). Mr. Excell during his tenure as a director was independent as such term is defined in MI 52-110. Prior to January 1, 2006, Mr. Berlin was an executive officer of the principal shareholder of the Corporation and is not considered independent by virtue of such relationship. Mr. Berlin was a non-voting member of the Audit Committee from May 25, 2005, the date of the Corporation's annual shareholder meeting, until the vacancy arose from Mr. Excell's resignation. Mr. Berlin was appointed a voting member of the Audit Committee as permitted by section 3.5 of MI 52-110 and may remain a voting member of the Audit Committee until the next annual meeting of shareholders. Mr. Berlin is a certified public accountant and has considerable experience in finance and accounting. The Board determined that it was in the best interests of shareholders to appoint Mr. Berlin to the Audit Committee.

          The Corporation discovered an inadvertent violation of Section 121 of the American Stock Exchange ("AMEX") Company Guide in 2006. Mr. Van Staveren, has a brother who is a partner at KPMG LLP ("KPMG"), the Company's outside auditor. As a result of Mr. Van Staveren's brother's affiliation with KPMG, Mr. Greg Van Staveren is not independent within the meaning of Section 121A(f) of the AMEX Company Guide, which provides that a director who is, or has an immediate family member who is, a current partner of a listed company's outside auditor is not independent.

          Note 5 to the Commentary to Section 121 of the AMEX Company Guide provides that foreign companies are permitted to follow home country practice in lieu of the audit committee requirements specified in
          Section 121 in accordance with the provisions of Section 110, provided that such companies comply with Rule 10A-3 under the Exchange Act. The fact that Mr. Greg Van Staveren's brother is a partner at KPMG does not impair his independence under Rule 10A-3. Further, the

          Registrant was not in violation of the director independence and audit committee requirements under applicable Canadian requirements.

          The Corporation made application to the AMEX for a waiver of the requirements of Section 121 of the AMEX Company Guide in this regard. The waiver was granted on March 10, 2006.

          TECHNICAL COMMITTEE

          The Technical Committee has three members, Messrs. Douchane (Chairman), Amsden and Comba. During 2005 Mr. Sutcliffe was a member of the Committee until May 25, 2005 and Mr. Excell was a member of the Committee until December 31, 2005. The Committee acts as adviser to Management and the Board on matters concerning the environment, health and safety, and exploration, mining, metallurgy and other technical issues. In 2005 the Committee met twice.

9.        ASSESSMENTS

          The Board as a whole assesses its performance. Each director completes and submits a written questionnaire to the Chairman of the Board who summarizes the responses and reports the results to the Board.

          The Governance and Nominating Committee annually examines the size of the Board and the effectiveness and contribution of the individual directors. The effectiveness of each committee of the Board is also considered by the Committee during deliberations on recommendations for proposed committee nominations.

          The Committee believes that the size of the Board and the qualifications, skills and experience of the Board is appropriate to effectively carry out its duties and responsibilities. However, the Board has requested that the Committee seek to identify potential candidate(s) for appointment or election to the Board over the next year.

SHAREHOLDER PROPOSALS

A Shareholder who wishes to raise a proposal at the next annual meeting to be held in 2007, must submit such proposal on or before January 31, 2007.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is on SEDAR at www.sedar.com. Copies of the Corporation's latest financial statements and management discussion and analysis of operating and financial results ("MD&A") may be obtained upon request from the Secretary of the Corporation. Financial information is provided in the Corporation's comparative financial statements and MD&A for its most recently completed financial year. The Corporation may require the payment of a reasonable charge if the request is made by a person who is not a shareholder of the Corporation.

Additional information relating to the Audit Committee of the Corporation is contained in the Corporation's annual information form dated March 29, 2006.

DIRECTORS' APPROVAL

The contents of this Circular and the sending thereof to Shareholders of the Corporation have been approved by the Board of Directors.


DATED at Toronto, Ontario this May 10, 2006

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            "Andre J. Douchane" (signed)

                                            Andre J. Douchane
                                            Chairman

                                   SCHEDULE A

                         RESOLUTION #1 AND RESOLUTION #2

   IN RESPECT OF THE NUMBER OF COMMON SHARES ISSUABLE IN CONNECTION WITH THE
                   US$58.5 MILLION CONVERTIBLE NOTE FINANCING

WHEREAS the Corporation entered into a securities purchase agreement dated March 24th, 2006 (the "Securities Purchase Agreement") pursuant to which the Corporation agreed to issue to Kaiser-Francis Oil Company ("KFOC"), the Corporation's principal shareholder, and IP Synergy Finance Inc. ("IPSF" and, together with KFOC, the "Purchasers"), in up to three tranches, up to US$58.5 million principal amount of convertible notes (the "Notes") together with warrants (the "Warrants") to purchase, for four years from the date of their issuance, that number of common shares equal to 50% of the number of common shares issuable upon the conversion of the Notes.

AND WHEREAS on March 29, 2006, Notes (the "Series I Notes") in the aggregate principal amount of US$35 million and 1,436,782 Warrants (the "Series I Warrants") were issued to the Purchasers. The principal amount of the Series I Notes may be converted at any time by the holder and, in certain circumstances, by the Corporation into an aggregate of up to 2,873,563 common shares (the "Series I Conversion Shares") at a conversion price per common share of US$12.18, as such number of common shares and conversion price may be adjusted pursuant to the Series I Notes. Each Series I Warrant entitles the holder thereof to purchase one common share (the "Series I Warrant Shares") at an exercise price of US$13.48, as such number of common shares and exercise price may be adjusted pursuant to the terms of the Series I Warrants, until March 29, 2010.

AND WHEREAS the Corporation has the option pursuant to the Securities Purchase Agreement to require KFOC (subject to the right of IPSF to purchase up to 50% thereof) to purchase up to US$13.5 million principal amount of convertible notes, and if such option is exercised by the Corporation in accordance with the terms of the Securities Purchase Agreement, the Corporation will be required to issue a Note (the "Series II Note") in the aggregate principal amount of up to US$13.5 million having a maturity date that is thirty months from the date of issuance.

AND WHEREAS the principal amount of the Series II Note(s) will be convertible at any time by the holder and, in certain circumstances, by the Corporation into such number of common shares (the "Series II Conversion Shares") as is equal to the principal amount divided by a conversion price per common share equal to the greater of US$12.18 and the price which reflects the maximum applicable discount, prescribed by section 607 of the Toronto Stock Exchange Company Manual for the five consecutive trading days immediately prior to the date of issuance of the Series II Notes (as such number of common shares and conversion price may be adjusted pursuant to the Series II Notes), as converted into US dollars on such date.

AND WHEREAS in connection with the issuance of the Series II Notes, the Corporation will be required to issue such number of Warrants as is equal to 50% of the number of Series II Conversion Shares (the "Series II Warrants") with each Series II Warrant entitling the holder thereof to purchase one common share (the "Series II Warrant Shares") at an exercise price per common share equal to the greater of US$13.48 and the volume weighted average trading price per common share on the Toronto Stock Exchange for the five consecutive trading days immediately prior to the date of issuance of the Series II Notes (as such common shares and exercise price may be adjusted pursuant to the Series II Warrants), as converted into U.S. dollars on such date, for an exercise period of forty-eight months from the date of issuance.

AND WHEREAS in connection with the issuance of the Series I Notes, the Corporation issued a warrant ("Unit Warrant") to each Purchaser, which Unit Warrants entitle the holders thereof to acquire at any time up to December 31, 2006 (a) an aggregate of up to US$10 million principal amount of Notes having a maturity date that is thirty months from the date of issue (the "Series III Notes"), and (b) such number of Warrants as is equal to 50% of the number of common shares that would be issuable upon the immediate conversion of the Series III Notes upon issuance (the "Series III Warrants"), with each Series III Warrant entitling the holder thereof to purchase one common share (the "Series III Warrant Shares") at an exercise price per common share equal to the greater of US$13.48 and the volume weighted average trading price per common share on the Toronto Stock Exchange for the five consecutive trading days immediately prior to the date of issuance of the Series III Notes, as such exercise price may be adjusted pursuant to the Series III Warrants, as converted into U.S. dollars on such date, for an exercise period of forty-eight months from the date of issuance.

AND WHEREAS the principal amount of the Series III Notes may be converted at any time by the holder, and in certain circumstances the Corporation, into such number of common shares (the "Series III Shares") as is equal to the principal amount divided by a conversion price per common share equal to the greater of US$12.18 and the price which reflects the maximum applicable discount, prescribed by section 607 of the Toronto Stock Exchange Company Manual from the volume weighted average trading price per common share on the Toronto Stock Exchange for the five consecutive trading days immediately prior to the date of issuance of the Series III Notes (as such number of common shares and conversion price may be adjusted pursuant to the Series III Notes), as converted into U.S. dollars.

AND WHEREAS interest and principal on the Notes may be paid at the holder's option in cash or common shares (the "P&I Shares") or a combination thereof and the P&I Shares will be issued at a price per common share which reflects a 10% discount from the volume weighted average trading price per common share on The Toronto Stock Exchange for the five consecutive trading days immediately prior to the applicable payment date, as converted into U.S. dollars on any such payment date.

AND WHEREAS the rules of the American Stock Exchange do not permit the Corporation, without shareholder approval, to issue common shares pursuant to the terms of the Notes and Warrants in excess of 10,391,137 common shares (19.9% of the common shares of the Corporation outstanding on March 2, 2006) and the rules of the Toronto Stock Exchange do not permit the Corporation, without disinterested shareholder approval, to issue common shares pursuant to the terms of the Notes and Warrants issued to KFOC in excess of 5,221,677 common shares (10% of the common shares of the Corporation outstanding on March 2, 2006).

RESOLUTION #1

BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1. The Corporation be and is authorized to issue from time to time a number of Series I Conversion Shares, Series II Conversion Shares, Series III Conversion Shares, Series I Warrant Shares, Series II Warrant Shares, Series III Warrant Shares and P&I Shares, pursuant to the terms of the Share Purchase Agreement, the Notes and the Warrants, which is in excess of 10,391,137 common shares.

2. Any director or officer of the Corporation be and is hereby authorized and directed, acting for and on behalf of the Corporation and under its corporate seal or otherwise, to do all such acts and things as he or she may consider useful for the purpose of giving effect to the matters contemplated by the foregoing resolutions.

     Note: In order to be effective, Resolution #1 must be passed by a majority of the votes cast at the Meeting.

     RESOLUTION #2

     BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1. The Corporation be and is authorized to issue to KFOC from time to time a number of Series I Conversion Shares, Series II Conversion Shares, Series III Conversion Shares, Series I Warrant Shares, Series II Warrant Shares, Series III Warrant Shares and P&I Shares pursuant to the Notes and Warrants issued to KFOC, pursuant to the terms of the Share Purchase Agreement, the Notes and the Warrants, which is in excess of 5,221,677 common shares.

2. Any director or officer of the Corporation be and is hereby authorized and directed, acting for and on behalf of the Corporation and under its corporate seal or otherwise, to do all such acts and things as he or she may consider useful for the purpose of giving effect to the matters contemplated by the foregoing resolutions.

     Note: In order to be effective, Resolution #2 must be passed by a majority of the votes cast at the Meeting, excluding the votes attached to the common shares beneficially held directly or indirectly by KFOC, and its associates, affiliates, and insiders.

                                   SCHEDULE B

                       OBLIGATIONS, DUTIES AND ROLE OF THE
                               BOARD OF DIRECTORS


A.       OBLIGATIONS


     1. The Board of Directors shall assume the responsibility for the stewardship of the Corporation and shall:

         a) supervise the management of the business and affairs of the Corporation; b) act in accordance with the Corporation's obligations contained in the Canada Business Corporations Act (the "CBCA"), the Securities Act of each province and territory of Canada, the governance guidelines of the Toronto Stock Exchange and the American Stock Exchange, other relevant legislation and regulations and the Corporation's articles and by-laws.

     2. As a matter of policy, the following matters must be considered by the Board as a whole and may not be delegated to a Committee:

         a) changing the membership of, or filling a vacancy in, any Committee;
         b) appointing and removing officers, unless such appointment or removal is carried out by an executive committee;
         c) such matters, if any, as may be specified in the resolution establishing any committee.

     3. Pursuant to the CBCA, the following additional matters must be considered by the Board as a whole and may not be delegated to a
         Committee:

         a) submission to the shareholders of any question or matter requiring the approval of the shareholders;
         b)   filling a vacancy in the office of auditor;
         c) issuing securities except in the manner and on the terms authorized by the directors;
         d)   declaring dividends;
         e) purchasing or redeeming or any other form of acquiring shares issued by the Corporation;
         f) paying a commission or allowing a discount to any person in consideration of his/her subscribing or agreeing to subscribe for shares of the Corporation or procuring or agreeing to procure subscriptions for any such shares;
         g)   approving management proxy circulars;
         h)   approving any take-over bid circular or directors' circular;
         i)   approving the annual financial statements of the Corporation; and
         j)   adopting, amending or repealing the by-laws of the Corporation.

B.       DUTIES

     INTRODUCTION

     The Board operates by delegating certain of its authorities, including spending authorizations, to management and by reserving other powers to itself. Subject to the Articles and By-Laws of the Corporation, the Board retains the responsibility for managing its own affairs including planning its composition, selecting its Chairman, nominating candidates for election to the Board, appointing committees and determining director compensation. Its principal duties fall into six categories.



_______________________________________________________________________________

     1.  SELECTION OF THE MANAGEMENT

         The Board has the responsibility for:

         a) appointing and replacing the CEO, monitoring CEO performance, determining CEO compensation and providing advice and counsel in the execution of the duties of the CEO;
         b) approving the appointment and remuneration of all corporate officers, acting upon the advice of the CEO; and
         c) ensuring that adequate provision has been made for management succession.

     2.  MONITORING AND ACTING

         The Board has the responsibility to:

         a) monitor the Corporation's progress towards its goals, and to revise and alter its direction through management in light of changing circumstances;
         b) take action when performance falls short of its goal or in other special circumstances (for example, mergers and acquisitions or changes in control);
         c) identify principal risks and ensure appropriate systems to manage those risks are implemented; and
         d)   approve any payment of dividends to shareholders.

     3.  STRATEGY DETERMINATION

         The Board has the responsibility to participate with management directly or through its committees, in developing and approving the mission of the business, its objectives and goals, and the strategy by which it proposes to reach those goals.

     4.  POLICIES AND PROCEDURES

         The Board has a particular responsibility:

         a) to confirm that the Corporation operates at all times within applicable laws and regulations, and to the highest ethical and moral standards (Code of Conduct);
         b) to approve and monitor compliance with significant policies and procedures by which the Corporation is managed; and
         c) to ensure that the integrity of the internal control and information management systems are maintained.

     5.  REPORTING TO SHAREHOLDERS

         The Board has the responsibility for:

         a) ensuring that the financial performance of the Corporation is adequately reported to shareholders, other security holders and regulators on a timely and regular basis; b) ensuring that the financial results are reported fairly and in accordance with generally accepted accounting standards; c) ensuring, to the extent it is aware, the timely reporting of any other developments that have a significant and material impact on the value of the Corporation and in setting out its future plans and strategies; and d) reporting annually to shareholders on its stewardship for the preceding year.

     6.  LEGAL REQUIREMENTS

         The Board is responsible for confirming that legal requirements have been met, and documents and records have been properly prepared, approved and maintained.




_______________________________________________________________________________

C.       CONSTITUTION AND ROLE OF THE BOARD OF DIRECTORS

     1.  BOARD COMPOSITION

         a)   Constitution of the Board

              The Board will be constituted with at least an equality of individuals who qualify as independent directors.

              If the Corporation has a significant shareholder, the Board will include, at a minimum, a proportion of directors that fairly represents the investment in the Corporation by shareholders other than the significant shareholder.

              The Board will determine annually whether it is constituted with the appropriate number of independent directors, as the case may be, and will report its conclusions, and the analysis supporting the conclusions, as required by applicable laws.

         b)   Board Membership

              The Board is responsible for selecting nominees for appointment or election to the Board. The Board delegates the nomination process to the Governance and Nominating Committee with the input from the Chairman of the Board and the CEO.

              The Governance and Nominating Committee reviews with the Board on an annual basis, the appropriate diversity, skills and experience required of Board members in the context of the needs of the Board, and will recommend increasing, decreasing or replacing directors to facilitate more effective governance of the Corporation.

              The Governance and Nominating Committee will provide an orientation and education program for new recruits to the Board.

         c)   Board Size

              The Board will annually consider its size and will increase or decrease the number of directors to facilitate more effective leadership and decision-making.

         d)   Inside and Outside Directors

              An "inside" director is a director who is an officer or employee of the Corporation or of any of its affiliates. The only inside director may be the President and CEO.

              An "outside" director is a director who is not a member of management.

     2.  RESIGNATION OR WITHDRAWAL

         a)   Directors Who Change Their Present Employment Responsibility

              Any director who changes the responsibility he or she held when elected to the Board should offer to resign from the Board. This will provide an opportunity for the Governance and Nominating Committee to review the continued appropriateness of that person's Board membership under the changed circumstances.

         b)   Retirement at Age 72

              No person shall be nominated by the Board to serve as a director after he or she has reached the age of 72 and no incumbent director shall stand for re-election after he or she reaches the age of 72.




_______________________________________________________________________________

     3.  RELATIONSHIP WITH MANAGEMENT

         The Board functions independently of management, and the role of Chairman is separate from that of President and CEO. The Chairman's role is to effectively manage and provide leadership to the Board while the role of the Chief Executive Officer is to provide the day-to-day leadership and management of the Corporation.

         a) The President will be the Chief Executive Officer of the Corporation.
         b) The CEO formulates Corporation policies and proposed actions and presents them to the Board for approval. The CEO keeps the Board fully informed of the Corporation's progress towards the achievement of, and of all material deviations from, the goals or objectives and policies established by the Board in a timely and candid manner.
         c) The CEO speaks for North American Palladium Ltd. Individual Board members may meet or otherwise communicate with various constituencies but only with the knowledge of the CEO and, in most instances, at the request of the CEO.
         [The relevant chapter]sets out the obligations of the directors. The Chairman's duties and responsibilities are set out in [the relevant chapter].


     4.  STRATEGIC PLAN

         The Board, with the assistance of the CEO, is responsible for establishing the long-term goals and objectives of the Corporation.

         The initiative for developing and modifying the corporate strategies to achieve these goals and objectives must come from management. The Board may assist in the development of the strategies, act as a resource, contribute ideas and ultimately approve the strategy, but management will lead this process.

         The Board is responsible for monitoring management's success in implementing the strategies to achieve such goals and objectives and ensuring that the strategies are modified appropriately.

     5.  PERFORMANCE EVALUATION

         a)   CEO Evaluation

              One of the most important aspects of effective governance is the relationship between the CEO and the Board. It is crucial that the Board is fully informed and that the CEO has a forum for drawing on the wisdom and experience that exists within the Board. While it is expected that full and frank dialogue will exist between the CEO and the Board, a CEO review process at least once a year ensures that this communication takes place. It allows for a full and healthy dialogue between the Board and the CEO regarding corporate and individual performance. The performance review for the President and CEO is set out in [the relevant chapter].

         b)   Board Evaluation

              The Board is committed to evaluating its own performance on an annual basis. The review process is also an opportunity to provide input to the Chairman on his or her performance.

              The Board review process is outlined in [the relevant chapter]. This assessment is designed to evaluate the Board's contribution as a whole and to review areas in which the Board believes a better contribution can be made. Its purpose is to increase the effectiveness of the Board, not to single out individual Board members.

     6.  MEETINGS

         The Board will meet on a scheduled basis five times per year and more frequently if required. The Chairman, with the assistance of the CEO, will be responsible for establishing the agenda for Board meetings. A significant portion of each meeting will be spent examining future plans and strategies.




_______________________________________________________________________________

         The Chairman shall solicit from the members of the Board recommendations as to matters to be brought before the Board and shall ensure that such matters receive a fair hearing. The Chairman shall have the same voting powers as all directors and will determine, consistent with the Corporation's by-laws, which matters require a vote. In the case of an equality of votes, the Chairman, in addition to his or her original vote, shall have the casting vote.

         Management will deliver a meeting agenda and background material on agenda items to directors not less than 5 business days prior to each meeting, so that Directors can prepare for the Board meetings.

         As a matter of principle, directors should always be made aware by the Chairman whether they are discussing issues or proposals for "discussion" or for "decision".

         a)   Guests at Board Meetings

              Guests may be invited by the Board and CEO to make presentations to the Board. Should the CEO wish to invite other people as attendees on a regular basis, the CEO should first seek the concurrence of the Board.

         b)   Access to Senior Management

              The Board should meet on a regular basis without management present. However, the Board encourages the CEO to bring into Board meetings employees who can provide additional insight into the items being discussed and/or who have potential and should be given exposure to the Board.

              If a director is in the situation of having to contact an employee directly, the director will ensure that this contact is not distracting to the business operation of the Corporation. The CEO should be made aware of the substance of such contact.

     7.  BOARD INFORMATION

         Prior to each quarterly meeting, the Board should receive the following information from management:

         a) a letter from the President and CEO outlining major accomplishments and issues;

         b) a summary of each agenda item that requires a thorough debate of various courses of action and concluding with management's recommendations and summary of the risks. The directors should receive this information not less than 5 business days prior to each meeting; and

     8.  BOARD COMMITTEES

         The Board may form a committee of directors and delegate to such committee any powers of the directors, subject to Section 115 of the Canada Business Corporations Act ("CBCA"). A committee shall generally be composed of outside directors, although some board committees may include the one inside director.

         Subject to the Corporation's by-laws and any resolution of the board of directors, a committee may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Where neither the Board nor the committee has determined the rules or procedures to be followed by the committee, the rules and procedures set out in the by-laws, paragraphs 8 to 15, shall apply with necessary modifications.

         The committee membership, meeting schedules and reference to mandates are set out in [the relevant chapters]. The roles of the committees with respect to the Board are discussed below:




_______________________________________________________________________________

         a)   Committee Membership

              Committee members are appointed by the Board on the recommendation of the Board Chairman in consultation with the CEO and the Governance and Nominating Committee and with consideration of the desires of individual Board members.

              Consideration will be given to rotating committee members periodically.

              Committee Chairmen are selected by the Board on the recommendation of the Chairman. The Chairman of a committee presides at all meetings of the committee and is responsible to see that the work of the committee is well organized and proceeds in a timely fashion.

              All directors may attend meetings of any Committee at the Committee Chairman's invitation, but may not vote and may not be counted for the purposes of the quorum.

         b)   Committee Meetings and Agendas

              The committee Chairman, in consultation with committee members, will determine the location, frequency and length of the meetings of the committee. The Audit Committee shall meet at least four times per year to review the annual and interim financial statements. All other committees shall meet at least annually. The Chairman of the committee, in consultation with the CEO or the appropriate senior manager, will develop the committee's agenda.

              Notice of meetings shall be given by letter, facsimile or other means of recorded electronic communication, or by telephone not less than 24 hours before the time fixed for the meeting. Members may waive notice of any meetings before or after the holding thereof.

         c)   Committee Responsibilities

              Committees analyze, consistent with their terms of reference, strategies and policies which are developed by management. Committees may make recommendations to the Board but, unless specifically mandated to do so, do not take action or make decisions on behalf of the Board.

              A committee may, from time to time, request assistance of external advisors who the committee requires to research, investigate and report on matters within a committee's term of reference. This request should be approved by the Board and coordinated through the Chairman and CEO.

         d)   Reporting

              Each committee has a duty to report to the Board all matters that it considers to be important for Board consideration. All minutes of committees should be attached to the Board minutes and forwarded to each member of the Board by the Secretary in a timely manner.

     9.  DIRECTOR COMPENSATION

         Remuneration of directors is established by the Board on the recommendation of the Compensation Committee and shall be generally in line with that paid by public companies of a similar size and type. The director's compensation is outlined in [the relevant chapter].

         The Board encourages Board members to own shares in the belief that share ownership facilitates the directors' identification with the interests of the shareholders. Directors are therefore encouraged to own at least 2000 shares within the first two years of their appointment.

         A summary of Directors' and Officers' liability insurance is set out in [the relevant chapter].

     10. CORPORATE STANDARDS OF CONDUCT

         The Board has the responsibility for ensuring that standards of conduct are established and for monitoring compliance by the Corporation.

_______________________________________________________________________________

         The Corporation has established an Environmental Policy, Occupational Health and Safety Policy and Code of Conduct.

     11. ACCESS TO OUTSIDE ADVISORS

         Individual directors or a group of directors may engage an outside advisor at the expense of the Corporation in appropriate circumstances. The engagement of the outside advisor should be coordinated through the Chairman and the CEO, and be subject to Board approval.


   Note:  The chapters cross referenced in this schedule are not reproduced.





















_______________________________________________________________________________

          Any questions and requests for assistance may be directed to
                      Kingsdale Shareholder Services Inc.
              at the telephone numbers and location set out below:


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                                Toronto, Ontario
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